STYLING TECHNOLOGY CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                       PERIOD FROM                FOR THE YEARS ENDED
                                     NOVEMBER 27, 1996     ----------------------------------
                                   TO DECEMBER 31, 1996     1997        1998          1999
                                   --------------------    ------      -------     ----------
Income (Loss) Before Income Taxes         $ (151)          $5,701      $ 3,121     $ (54,444)
Fixed Charges:
  Actual Interest Expense and
  amortization of debt issuance
  cost                                    $   --           $1,847      $ 9,540     $  19,323
Net Income (Loss) As Adjusted             $ (151)          $7,548      $12,661     $ (35,121)
Ratio                                        N/A              4.0x         1.3x           (A)

----------
(A)  Net loss was deficient by $54,444 to cover fixed charges.